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The following are excerpts from a transcript of Red Hat, Inc.’s town hall meeting held on October 29, 2018:

Unidentified female:	Hello Red Hatters around the world. Please welcome to the stage our President and CEO Jim Whitehurst and our special guest IBM, Chair, President and CEO Ginni Rometty.

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Jim Whitehurst:	I appreciate everybody being here and coming out on really short notice to hear more about that, and so for those who are dialed in on Blue Jeans we have an absolutely packed house here. You know me, I like to pace but I’ve been told because we’re on Blue Jeans to stay on this rug. I’m going to at least go to the very edge of it here.

Look this is – let’s start up front. If you are like me and obviously I’ve known about this a little longer. You’re probably in some stage of absolute shock, fear, scared and I get that. And there’s a lot of emotion associated with this, certainly for me and for I know many, many, many of you. But let me talk about how that process has moved forward for me. And why – I’ll start with the end and then I’ll work to it. Why I am so convicted that this is absolutely, positively the best possible outcome for Red Hat and what we can do going forward. And for Open Source and for what we can do with Open Source going forward.

So when we first started talking and we were doing partnership and working closer with IBM one of the things that’s so clear about IBM is its scale and its depth of customer relationships. And you know back from my days when I ran Delta Airlines the only IT vendor I would ever meet with was IBM because they talked at a business level.

Now back that up and think about what we continue to talk about at every company meeting, which is we have just such a massive, massive, massive opportunity in front of us. And we see that every day and my biggest frustration, we talked about this is our ability to scale into that opportunity, right? We don’t have the resources, we don’t have the commercial breadth, we don’t have the depth. You heard me talk about the importance of customer and building depth and higher relationships and industry vertical expertise. You heard me talk about all of that as the things that are impediments for us to really blow out and just grow much, much faster than we’ve been doing.

And as we started talking I realized IBM solves all those problems for us, right? IBM has massive go to market scale. IBM has deep, deep senior level relationships across virtually every major customer of ours, we’ve been doing a lot of press together and Ginni and I have both been getting a lot of emails. And she’s getting emails from the CEO’s of our biggest customers, people that we are dying to meet with and we can’t meet with. Well guess what? Now we can.

And by the way, I think virtually across the board they have all been super, super positive saying “Wow, we can do so much more together.” And I’m not going to mention names of some of the customers because obviously they’re texting Ginni and so I don’t want to violate those confidences, but some are our very largest customers that we have some really big deals in front of. We are now, right now for the first time on the agenda of the CEO because they see that because of this relationship.

So when we think about truly accelerating our business, growing significantly faster, being able to make open source truly the default in enterprises, this is our way to do it. And so I’ve gotten so excited about the opportunity for us to grow, to help our customers and to expand open source.

Now here’s the challenge, right? Which is I feel – I love this place. I love Red Hat. I love the culture that we’ve all built together. And the key thing that we have to do is continue to scale our culture within IBM. And this is something, and the reason I got – and the reason I got so excited about this is Ginni gets that, right? She totally completely gets that. And so when we talk about the construct for what we’re doing I want to emphasize this again. We will operate as a distinct unit. And I want to be clear, that’s not just for culture. For our customers, we have to be the neutral, 100% open source platform that we’ve always been. So red will stay red –

Now obviously we’re going to be able to drive significant synergies for Red Hat within that, with the scale and scope and breadth of IBM and the incremental investments that we can make in the business because of this. On IBM not only obviously do they get that, is because we’re owned by IBM, but we will be able to coordinate better. We will be able to build industry vertical solutions that are far beyond what we can do on our own. So it’s not just about we can grow. We can help IBM continue to grow as well. And so we will be distinct because there’s a real commercial reason to be distinct. That will also help us as we think about scaling our culture and continuing to be proud Red Hatters. And you saw in the press, right? We’re keeping our offices, we’re keeping our brand, we’re keeping our identity while working to make sure that we can leverage all the power of IBM, and how then we can work together to create whole new sources of value for this next generation of computing.

And I don’t know if you had a chance to see some of the press and some of the interviews. I think Ginni used Open Source more than I did.

…

Jim Whitehurst:	And I’m sure you’ll hear from Paul and Arvind who will speak in a minute here. When you think about the cloud landscape and I don’t want to insult our partners because like Microsoft and Amazon and Google are clearly our partners in this, but it’s kind of like going back to the old days of Unix, right? It’s these vertical stacks that are being built. We, together have the potential to truly make open hybrid cloud and a platform that runs across all that a reality at just a huge, huge scale. We have such a great opportunity to accelerate the business. Look with great opportunity, comes great challenges and so we will be part of IBM and so we’ll be a distinct unit. We do need to work to kind of maintain the great pieces of our culture, but also work well with our colleagues as we go forward to create whole new sources of value.

Look, I know we may want to save this or Q & A but I hope as you go through the next few days that as you get over the shock and fear, and you really look at the value that this thing creates, every single day I get more and more convicted that this is an opportunity for us to blow it out in terms of what we can do in our scale. And most importantly what we can do for our customers and what we can do for open source as part of the most storied, largest technology company in the world.

I’m going to turn it over to Ginni in just a second, but just one commentary before I do that. They’re paying a lot of money for Red Hat. And they have to convince their shareholders of that obviously. And so it’s really important today to be – for IBM to be communicating with their shareholders and the media, etc. And I can tell you that would be so much easier to do from New York, doing the TV interviews from New York. We just did an analyst briefing with all of their analysts this morning from Raleigh. Their CFO, Jim Cavanaugh is in New York. I can tell you that I would never do an earnings call not in the same room as my CFO. IT does make it much more difficult, but Ginni, it wasn’t two seconds after I asked if she could come down here said “of course”. Because it really is all about the people, right? We don’t have intellectual property, its open source. It really is all about the people and she understands that, so she wanted to be here and get a chance to talk to you for a minute. And then we’ll have Arvind and Paul talk and then we’ll go into Q & A.

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Paul:	I’ve been here for a long time. Can you guys hear? You good? All right. I said I realize sometimes Jim, you like to mute me so this is one of those times we’ll take it off mute if we can.

But I know where your heads are at. I’ve been here for 18 years. My wife said to me last night, I don’t know if it’s a tribute to Red Hat or my kids, “Red hat is like your third child.” I have more Red Hat logo wear than anyone on the planet and I don’t intend for that to change.

I think the one thing and I really am going to open it up to Q & A once Arvind says a few words, is you guys got to realize when we started this journey you know, I got to almost say the competition back then you know, I don’t want to insult them but you know, SUSA, Ubuntu, 15 other Linus distributions. That was nothing compared to now. And you know the most expensive deal in history for software is an open source company. I think it’s just what a tribute, what a tribute.

And I think it’s everyone on this call and around the world for Red Hat right now to realize that. If anyone ever had any doubt that Linux and open source was going to rule the world, I think that doubt is gone right now. Because we’re going to reach ever corner of the planet with the strategy that we’ve been on from day one here. And I think that’s the important part here. The world is centered around what we do and what we’ve done for the enterprise. I showed Arvind the Gandhi quote on the way in this morning, that’s what I live by every day. And that’s what I think we continue to live by, because we continue to change it right now. We will get to places right now that we would just not get to on our own. The good news is you know, we won the open hybrid cloud war a long time ago. The bad news is that everybody wants to be in that game now. The good news now again is we have the scale to bring what we built to every corner of the planet. So, there’s no one that was in more shock than I was on this. So, but I’ve had a lot more time than you to think it through and really sit back and think it through. And I’ve gone through every one of those, it makes so much sense.

You know and I spent the last couple of days with Arvind, I’ve been kind of quizzing them along the way on what about this, what about that, what are we going to do with this? And so far I haven’t gotten an answer that I haven’t liked and I’m 100% honest with you. I think they are absolutely committed to let us do what we’ve been doing for the last 16 years and just grow it even more. So, I’m happy to talk to any one of you about that and I’ll tell you, I’m going to be around – you will see much more gray in my beard before I leave here. I’m going to be around for a long time and so is Jim, to continue what we’re doing here.

…

Jim Whitehurst:	All right, I heard that we have 1,100 questions that have been asked so far. It’s probably gone up from there.

…

Jim Whitehurst:	Yeah we’re staying all night. So we’ll get through as much as we can and obviously we have a lot of time to continue to go through these over the days ahead. But I’ll pass over to Rebecca to do questions.

Rebecca:	We have in fact 1,500 so please join us in welcoming to the stage Red Hats Chairman of the Board, Dr. Narendra Gupta.

Jim Whitehurst:	Just a quick commentary, the board has just been a phenomenal advocate of supporters, advisors to me and the management team for the last 20 years, since we’ve been public. And Naren has been a great, great advocate for us. He’s been a great sage advice for me and a great supporter; so we’re thrilled to have him join us here as well. Obviously this was something that we spent a lot of time talking about.

Dr. Gupta:	Thank you Jim. Maybe I want to just say a couple of things. That this merger is about customers and about our associates. That is the real focus here. I think we want to serve our customers more completely, more effectively. And yesterday I had a lot of time to spend with Ginni. It’s really endorsement of what Red Hat stands for. I think everything you said, everything you believe is a true endorsement of what Red Hat stands for in terms of serving our customers. And having all of us realize our dreams. We have set out on the journey to change the world, and I think with Red Hat, with IBM’s help, IBM association we are going to get there much, much faster and much, much further. So thank you very much for all you have done. I’ll just say Jim, from you and from all the associates I have learned a lot. I would have learned a lot and we are all very thankful for what you have done for the company and for our shareholders and for our customers most importantly.

Rebecca:	So with 1,500 questions we have tried to prioritize the most burning ones. And I have not edited the words very much; so apologies in advance. What assurances can IBM give us that we can trust that Red Hat’s commitment to open source will transfer to IBM? Do we have anything beyond good intentions and your word to stand on?

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Jim Whitehurst:	The only other thing I would say is 34 billion dollars for an open source software company is kind of putting your money where your mouth is.

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Rebecca:	We’ve always said that our people are Red Hat’s biggest asset, do you still believe that’s true, and Ginni what will IBM do to insure that Red Hatters stay on through the transition?

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Jim Whitehurst:	Let me just add to that. I’m still running the place and you know me, I’m not going anywhere.

…

Jim Whitehurst:	And the only other thing I would say here is distinct unit. I mean yeah sure we want to find there purchasing or things that they do smarter that we can learn from. We’re a distinct unit with our own policies and that was in the press release, right? So recognize we have to figure out what works best for us in the context of making sure that we can continue to scale and be who we are.

…

Rebecca:	So we are hearing a lot of stories inside Red Hat from people who are former IBM’ers, especially those who were acquired by IBM and so elephant in the room, we’ll ask it. They say that at the time they were acquired they were told a lot of the same things and it didn’t really pan out. What expectations are reasonable for us to have and are there things that Red Hatters can do to make a difference in how all this plays out?

…

Jim Whitehurst:	To emphasize something that Arvind said, the distinction in keeping it a distinct unit. I mean it’s certainly very helpful for the culture but there is a clear business purpose for it, right? For the market place, for competitors of IBM, through our partners. They have to know that as we’ve been calling it Red is Red. We are Switzerland, our people aren’t going to be financially motivated to sell IBM’s products because if you’re an HP rep, working with a Red Hat team you can’t feel like well are they somehow motivated a different way. So unlike other acquisitions we’ll keep it separate for a few years and think about how we integrate it. We have to stay separate because otherwise the value goes away. If we lose our Switzerland status, that’s a lot of what our value is. So there’s a real commercial reason for why we’re doing this. And then obviously the culture in keeping our people together is part of that. But there is a real commercial reason why we keep this separate. I’m not sure about your other acquisitions, but there’s always this logic of are there cost synergies of full disclosure, is there standardization, I can pull it closer. And I get that in a lot of cases. In this case there’s a compelling commercial case for saying it stays separate and then sure as Arvind said, they’re going to be working really hard to feel how they can provide better distinctive value on our open platforms. And yeah we’re going to brainstorm and we’re going to work around that.

But for our people and our customers and our partners they need to know that we are totally motivated to be open and neutral. And so that’s one of the key reasons why I feel very confident that we’ll be able to continue to do that going forward.

…

Paul:	I’d just like to add to what Ginni and Arvind said. I was acquired – my company was acquired by IBM, this goes back in the ’06 timeframe. And there were commitments that were made to our customers, to our employees. I can say and affirm that every commitment and promise that was made to us was exceeded because of the power of IBM that came with it, behind us. And frankly in the time that I was there I saw a company that I personally learned a lot from. A company that had gone through incredibly great times, had made the market. Had also seen some very hard times, and learned from it and refreshed itself and rebound from it. And I see a similar company that we’re joining now, which makes bold moves with confidence. And I believe every word of what Ginni and Arvind is saying that this will be hugely successful because IBM is betting everything on it.

Rebecca:	All right, we’re going to close out with one last question here for Jim and for Paul. We talked a lot over the years about how our culture has been a big source of Red Hat strategic competitive advantage, has gotten us to where we are. What does that mean for us going forward?

Jim Whitehurst:	That does not change, right? I mean look we will – if I worry about our culture problem as part of this, is that you’ve heard me say before we grow at 20 ish percent a year. We grow our associates at 20-ish percent a year and in our culture that’s hard. My biggest concern here is we’re now going to be growing a lot faster than 20 percent. I am convinced that we’ll be able to scale this business more quickly. That’s me saying this. That’s not – I don’t know what you put in your model, but I see a significant ability to expand our growth. And so our biggest challenge will be continuing to bring people into our culture and to continue to make people passionate about what we do. So that’s the challenge around culture that we’ll need to continue to address. But I feel – I guarantee you Ginni knows this, that we will not be successful if we don’t scale our culture is a key part of what’s [00:51:58].

Paul:	I personally have no intention of doing anything different or any different way after this closes. And I don’t think any of you should either. So Jim you got me keeping going, so that’s how it’s going to be I guess.

Arun:	I’ve never seen so much red and this room so full. And we have all the Red Hats here along with Ginni’s I just want to make one point and of course Tim is wearing his red socks I came dressed in blue to welcome Arvin and Ginni. Even my socks are blue.

Jim Whitehurst:	I should say on that point you realize Ginni is wearing purple, which is red and blue.

…

Jim Whitehurst:	Just to wrap up here and please watch for those of you at least watch Mad Money tonight. Ginni and I are going to be on Mad Money so we have to head out here in a second and continue to go talk about the value of this. There’ a lot of uncertainty in the very short term, right? There’s a lot of things we’ve got to work out. There’s a lot more you’ll hear. This all came fast. Until Sunday at 2:30 very few people knew about this. So you probably have a million other more detailed questions, and we’re going to be working really hard over the next few days to kind of scale out – we have a ton of town halls that we’re going to be doing. There’s a lot of detail that we’ll be figuring out. And again to emphasize this, while we are very confident that this is completely complementary, regulators will look at this. So there’s nothing changing in a material way for probably nine months, because we’ll continue to operate totally stand-alone as an independent publically traded company.

So we’ve got a lot of time to think hard about this, but we know you’ll have a lot of detailed questions. We’re going to be working hard over the next few days around that and again, thank you all. And especially thank you all for your faith in what Red Hat is and what we can do. And I really do feel so convicted. This is the – just a beginning of another really accelerated chapter in our ongoing success. So thank you all very much.

…

Important Additional Information and Where to Find It

In connection with the proposed merger, Red Hat, Inc. (the “Company”) intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by the Company with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company via the Company’s Investor Relations section of its website at www.redhat.com or by contacting Investor Relations by directing a request to the Company, Attention: Investor Relations, 100 East Davie Street, Raleigh, North Carolina 27601, or by calling (919) 754-3700.

Participants in the Merger Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on June 25, 2018, and its Annual Report on Form 10-K for the fiscal year ended February 28, 2018, which was filed with the SEC on April 26, 2018. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at www.redhat.com.

Cautionary Statement Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that: (1) the Company may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including obtaining required regulatory approvals, may not be satisfied or waived on a timely basis or otherwise; (3) a governmental entity or a regulatory body may prohibit, delay or refuse to grant approval for the consummation of the merger and may require conditions, limitations or restrictions in connection with such approvals that can adversely affect the anticipated benefits of the proposed merger or cause the parties to abandon the proposed merger; (4) the merger may involve unexpected costs, liabilities or delays; (5) the business of the Company may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; (6) legal proceedings may be initiated related to the merger and the outcome of any legal proceedings related to the merger may be adverse to the Company; (7) the Company may be adversely affected by other general industry, economic, business, and/or competitive factors; (8) there may be unforeseen events, changes or other circumstances that could give rise to the termination of the merger agreement or affect the ability to recognize benefits of the merger; (9) risks that the proposed merger may disrupt current plans and operations and present potential difficulties in employee retention as a result of the merger; (10) risks related to diverting management’s attention from the Company’s ongoing business operations; (11) there may be other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all which may affect the Company’s business and the price of the common stock of the Company; and (12) the risks described from time to time in the Company’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended February 28, 2018, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of the Company’s filings with the SEC. Such risks include, without limitation: the effects of competition in the businesses in which the Company operates; the Company’s ability to adapt to a rapidly changing industry and maintain strategic relationships with industry leading companies; and the impacts of security breaches and data loss and our vulnerability to technology infrastructure failures. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, credit rating or liquidity. These risks, as well as other risks associated with the proposed merger, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the proposed merger. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.